Kenvue Reports First Quarter 2024 Results

Q1’24: Net Sales Increased 1.1% to $3.9 Billion with Organic Growth1 of 1.9%

Q1’24: Diluted Earnings per Share of $0.15; Adjusted Diluted Earnings per Share1 of $0.28

Reaffirms Fiscal Year 2024 Outlook

SKILLMAN, N.J. May 7, 2024 – Kenvue Inc. (NYSE: KVUE) (“Kenvue”), today announced financial results for the fiscal first quarter ended March 31, 2024.

“We entered 2024 with clear strategic priorities to reach more consumers, reinvent our ways of working to invest more behind our brands, and to foster a culture that rewards performance and impact,” said Thibaut Mongon, Chief Executive Officer. “We began executing against these priorities during the quarter, enabling a solid start to the year and advancing Kenvue forward in our ambition to become the undisputed leader in consumer health.”

First Quarter 2024 Financial Results

Net Sales and Organic Growth
First quarter Net sales increased 1.1% on top of a 7.3% increase in the prior year period. Organic growth1 was 1.9% on top of 11.2% Organic growth in the prior year period. Increases in Net sales and Organic growth were primarily driven by sustained momentum in Self Care on strong consumer demand and growth in Essential Health led by Oral Care, partially offset by underperformance in Skin Health and Beauty.

Net sales and Organic growth were comprised of +5.0% value realization and (3.1%) volume.

Approximately two points of the volume contraction was attributed to the expected lapping of one-time retailer inventory re-builds in the first quarter of 2023 and impacts of retailer inventory reduction in the first quarter of 2024, which the Company expects to continue through the second quarter of 2024.

Gross Profit Margin and Operating Income Margin
First quarter Gross profit margin was 57.6% vs 55.2% in the prior year period. Adjusted gross profit margin1 was 60.2% vs 57.3% in the prior year period. Gross profit margin expansion of 240 basis points and Adjusted gross profit margin expansion of 290 basis points were primarily driven by value realization, continued global supply chain efficiency initiatives, and easing net input cost inflation.

First quarter Operating income margin was 14.1% vs 16.6% in the prior year period. Operating income margin decrease vs the prior year period was primarily driven by a $68 million impairment charge related to the Company’s interim headquarters as well as expenses related to the Company’s restructuring and optimization initiatives.

First quarter Adjusted operating income margin1 was 22.0% vs 21.3% in the prior year period as robust Adjusted gross profit margin expansion was partially offset by increased brand investment and the absorption of public company costs that were not incurred in the prior year period.

Interest expense, net and Taxes
First quarter Interest expense, net was $95 million.

The first quarter Effective tax rate was 30.7% vs 23.0% in the prior year period. The Adjusted effective tax rate1 was 28.3% vs 20.4% in the prior year period. The increase in reported Effective tax rate and Adjusted effective tax rate was primarily the result of jurisdictional mix of earnings, prior year release of tax reserves due to statute of limitations expiring and negative impacts of stock-based compensation in the current period. In addition, the reported Effective tax rate was further increased by a reduction in foreign tax credit benefits when compared to the prior period.

Net income per share (“Earnings per share”)
First quarter Diluted earnings per share was $0.15. Adjusted diluted earnings per share1 was $0.28.

Our Vue Forward

In 2023, Kenvue entered into a transition service agreement (“TSA”) with Johnson & Johnson to provide certain services to the Company for varying durations. As part of the Company’s continued transformation to a fit-for-purpose consumer company focused on growth, in Q1 2024, management began to enact strategic initiatives intended to enhance organizational efficiencies and better position Kenvue for future growth (“Our Vue Forward”). To further these strategic initiatives, the Company’s Board of Directors approved an initiative on May 6, 2024, which anticipates a net reduction of its current global workforce of approximately 4% and ongoing annualized pre-tax gross cost savings of approximately $350 million that will be fully realized in 2026, of which a portion will be reinvested back into the Company’s brands to fuel growth. To achieve these savings, the Company expects to incur approximately $275 million of pre-tax restructuring costs in each of fiscal year 2024 and fiscal year 2025.2

“As we exit services under the TSA, these initiatives will structurally position Kenvue for success in the future and create long-term shareholder value,” said Paul Ruh, Chief Financial Officer. “These initiatives will enable Kenvue to adjust its cost structure and ways of working to become more competitive while bolstering our ability to deliver on our long-term algorithm of profitable growth, robust durable cash flow generation, and disciplined capital allocation.”

2024 Outlook

Based on current spot rates, Kenvue reaffirmed its outlook for 2024 as follows:

Net sales and Organic growth
Kenvue expects full year 2024 reported Net sales growth to be in the range of 1.0% to 3.0%. Foreign exchange is expected to be a headwind of approximately one percentage point to reported Net sales growth. The Company continues to expect full year 2024 Organic growth in the range of 2.0% to 4.0%.

Adjusted operating income margin and Adjusted diluted earnings per share
Kenvue continues to expect full year 2024 Adjusted operating income margin to be slightly below 2023 as strong gross margin progression is offset by the impact of absorbing a full year of public company costs and approximately 50 basis points of foreign currency headwinds.

Kenvue continues to expect full year 2024 Adjusted diluted earnings per share to be in the range of $1.10 - $1.20.

This range assumes a full year 2024 diluted weighted average share count of 1.92 billion.

Reported Interest expense, net
For full year 2024, Kenvue continues to expect reported Interest expense, net to be approximately $400 million.

Reported and Adjusted effective tax rate
For full year 2024, Kenvue continues to expect an Effective tax rate between 26.5% to 27.5%, and an Adjusted effective tax rate between 25.5% to 26.5%.

Kenvue is not able to provide the most directly comparable GAAP measures or reconcile Adjusted diluted earnings per share, Adjusted operating income margin, or Organic growth to comparable GAAP measures on a forward-looking basis without unreasonable efforts given the unpredictability of the timing and amounts of discrete items such as foreign exchange, acquisitions, or divestitures.

Webcast Information
As previously announced, Kenvue will host a conference call with investors to discuss its first quarter results at 8:30 a.m. Eastern Time. The conference call can be accessed by dialing 888-672-2415 from the United States or +1 646-307-1952 from international locations. The conference ID for all callers is 14840. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Investors section of the Company’s website. A replay will be available after the live event.

About Kenvue
Kenvue is the world’s largest pure-play consumer health company by revenue. Built on more than a century of heritage, our iconic brands, including Aveeno®, BAND-AID® Brand, Johnson’s®, Listerine®, Neutrogena®, and Tylenol®, are science-backed and recommended by healthcare professionals around the world. At Kenvue, we believe in the extraordinary power of everyday care and our teams work every day to put that power in consumers’ hands and earn a place in their hearts and homes. Learn more at www.kenvue.com.

1Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. There are limitations to the use of the non-GAAP financial measures presented herein. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP nor do they have any standardized meaning under U.S. GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way the Company calculates such measures. Accordingly, the non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. The Company cautions you not to place undue reliance on these non-GAAP financial measures, but instead to consider them with the most directly comparable U.S. GAAP measure. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. These non-GAAP financial measures should be considered supplements to, not substitutes for, or superior to, the corresponding financial measures calculated in accordance with U.S. GAAP.

The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. The Company believes these measures help improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. In addition, the Company believes these measures are also among the primary measures used externally by the Company’s investors, analysts, and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in our industry.

Below are definitions and the reconciliation to the most closely related GAAP measures for the non-GAAP measures used in this press release and the related prepared materials and webcast.

Adjusted diluted earnings per share: We define Adjusted diluted earnings per share as Adjusted net income divided by the weighted average number of diluted shares outstanding. Management views this non-GAAP measure as useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted EBITDA margin: We define the non-GAAP measure EBITDA as U.S. GAAP Net income adjusted for interest, provision for taxes, and depreciation and amortization. We define Adjusted EBITDA, another non-GAAP financial measure, as EBITDA adjusted for restructuring and operating model optimization initiatives, costs incurred in connection with our establishment as a standalone public company (“Separation-related costs”), conversion of stock-based awards, stock-based awards granted to individuals employed by Kenvue as of October 2, 2023 (“Founder Shares”), impairment of fixed assets, the impact of the deferred transfer of certain assets and liabilities from Johnson & Johnson in certain jurisdictions (the “Deferred Markets”), and losses on investments. We define Adjusted EBITDA margin, as Adjusted EBITDA as a percentage of Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted effective tax rate: We define Adjusted effective tax rate as U.S. GAAP Effective tax rate adjusted for the tax effects of amortization, restructuring and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, impairment of fixed assets, and losses on investments (i.e. special items) and taxes related to the Deferred Markets. We also exclude certain one-time tax only adjustments which include the removal of tax effects from the carve-out methodology, and the impact of the interest expense from the debt issuance, which reduced the Company’s capacity to utilize foreign tax credits against U.S. foreign source income. Management believes this non-GAAP measure is useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted gross profit margin: We define Adjusted gross profit margin as U.S. GAAP Gross profit margin adjusted for amortization, Separation-related costs, conversion of stock-based awards, Founder Shares, and operating model optimization initiatives. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted net income: We define Adjusted net income as U.S. GAAP Net income adjusted for amortization, restructuring and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, impairment of fixed assets, the impact of the Deferred Markets, losses on investments, and their related tax impacts (i.e. special items). Adjusted net income excludes the impact of items that may obscure trends in our underlying performance. Management believes this non-GAAP measure is useful to investors as the Company uses Adjusted net income for strategic decision making, forecasting future results, and evaluating current performance.

Adjusted operating income: We define Adjusted operating income as U.S. GAAP Operating income adjusted for amortization, restructuring and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, impairment of fixed assets, and the impact of the Deferred Markets. Management believes this non-GAAP measure is useful to investors as management uses Adjusted operating income to assess the Company’s financial performance.

Adjusted operating income margin: We define Adjusted operating income margin as Adjusted operating income as a percentage of Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Free cash flow: We define Free cash flow as U.S. GAAP Net cash flows from operating activities adjusted for Purchases of property, plant, and equipment. Management believes this non-GAAP measure is useful to investors as it provides a view of the Company’s liquidity after deducting capital expenditures, which are considered a necessary component of our ongoing operations.

Organic growth: We define Organic growth as the period-over-period change in U.S. GAAP Net sales excluding the impact of changes in foreign currency exchange rates and the impact of acquisitions and divestitures. Management believes Organic growth provides investors with additional, supplemental information that is useful in assessing the Company’s results of operations by excluding the impact of certain items that we believe do not directly reflect our underlying operations.

The non-GAAP measures as presented herein have been prepared as if our operations had been conducted independently from Johnson & Johnson prior to May 4, 2023, the date Kenvue’s common stock began trading on the New York Stock Exchange, and therefore they include certain Johnson & Johnson corporate and shared costs allocated to us. Management believes the cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, us during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred if we had been operating as a standalone company.

2The Company’s estimates of the costs of the initiative and the expected benefits are preliminary estimates and are subject to a number of assumptions, including local law requirements in various jurisdictions. Actual charges may differ, possibly materially, from the estimates provided above.

Cautions Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about management’s expectations of Kenvue’s future operating and financial performance, product development, market position and business strategy. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kenvue and its affiliates. Risks and uncertainties include, but are not limited to: the inability to execute on Kenvue’s business development strategy; economic factors, such as interest rate and currency exchange rate fluctuations; the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow Kenvue to effect any expected share repurchases and dividend payments; Kenvue’s ability to access capital markets and maintain satisfactory credit ratings, which could adversely affect its liquidity, capital position and borrowing costs; competition, including technological advances, new products and intellectual property attained by competitors; challenges inherent in new product research and development; uncertainty of commercial success for new and existing products and digital capabilities; challenges to intellectual property protections including counterfeiting; the ability of Kenvue to successfully execute strategic plans, including Our Vue Forward and other restructuring initiatives; the impact of business combinations and divestitures, including any ongoing or future transactions; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations and other requirements imposed by stakeholders; changes in behavior and spending patterns of consumers; natural disasters, acts of war (including the Russia-Ukraine War and recent conflicts in the Middle East) or terrorism, catastrophes, or epidemics, pandemics, or other disease outbreaks; financial instability of international economies and legal systems and sovereign risk; the inability to realize the benefits of the separation from Kenvue’s former parent, Johnson & Johnson; and the risk of disruption or unanticipated costs in connection with the separation. A further list and descriptions of these risks, uncertainties and other factors can be found in Kenvue’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q and other filings, available at www.kenvue.com or on request from Kenvue. Any forward-looking statement made in this release speaks only as of the date of this release. Kenvue undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

Contacts
Investor Relations:
Tina Romani
Kenvue_IR@kenvue.com

Media Relations:
Melissa Witt
media@kenvue.com

Kenvue Inc.
Condensed Consolidated Statement of Operations
(Unaudited; Millions Except Per Share Data)

	Fiscal Three Months Ended
	March 31, 2024	April 2, 2023
Net sales	$3,894	$3,852
Cost of sales	1,652	1,727
Gross profit	2,242	2,125
Selling, general and administrative expenses	1,573	1,502
Restructuring expenses	41	—
Other operating expense (income), net	78	(17)
Operating income	550	640
Other expense, net	28	30
Interest expense, net	95	1
Income before taxes	427	609
Provision for taxes	131	140
Net income	$296	$469

Net income per share
Basic	$0.15	$0.27
Diluted	$0.15	$0.27
Weighted average number of shares outstanding
Basic	1,915	1,716
Diluted	1,920	1,716

Non-GAAP Financial Information
Organic Growth

The following tables present a reconciliation of the change in Net sales, as reported, to Organic growth for the periods presented:

	Fiscal Three Months Ended March 31, 2024 vs April 2, 2023(1)
	Reported Net sales change		Impact of foreign currency	Organic growth(2)
(Unaudited; Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$58	3.5%	$(11)	$69	4.2%
Skin Health and Beauty	(57)	(5.1)	(7)	(50)	(4.5)
Essential Health	41	3.7	(13)	54	4.9
Total	$42	1.1%	$(31)	$73	1.9%

	Fiscal Three Months Ended March 31, 2024 vs April 2, 2023(1)
(Unaudited)	Reported Net sales change	Impact of foreign currency	Organic growth(2)
			Price/Mix(3)	Volume
Self Care	3.5%	(0.7)%	5.6%	(1.4)%
Skin Health and Beauty	(5.1)	(0.6)	2.4	(6.9)
Essential Health	3.7	(1.2)	6.8	(1.9)
Total	1.1%	(0.8)%	5.0%	(3.1)%

	Fiscal Three Months Ended April 2, 2023 vs April 3, 2022(1)
	Reported Net sales change		Impact of foreign currency	Organic growth(2)
(Unaudited; Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$175	11.9%	$(50)	$225	15.3%
Skin Health and Beauty	99	9.8	(34)	133	13.2
Essential Health	(12)	(1.1)	(57)	45	4.0
Total	$262	7.3%	$(141)	$403	11.2%

	Fiscal Three Months Ended April 2, 2023 vs April 3, 2022(1)
(Unaudited)	Reported Net sales change	Impact of foreign currency	Organic growth(2)
			Price/Mix(3)	Volume
Self Care	11.9%	(3.4)%	8.2%	7.1%
Skin Health and Beauty	9.8	(3.4)	8.9	4.3
Essential Health	(1.1)	(5.1)	9.4	(5.4)
Total	7.3%	(3.9)%	8.7%	2.5%
(1) Acquisitions and divestitures did not materially impact the reported Net sales change.
(2) Non-GAAP financial measure. Excludes the impact of foreign currency exchange and the impact of Acquisitions and divestitures.
(3) Price/Mix reflects value realization.

Organic Growth by Segment

Self Care:
•Organic growth of 4.2% was comprised of 5.6% value realization partially offset by (1.4)% volume. Winning in-store presence and prominence, category leading consumer and healthcare professional engagement, and science backed innovation drove broad-based strength across the portfolio.

Skin Health and Beauty:
•Organic growth decreased (4.5)%, comprised of 2.4% value realization offset by (6.9)% volume. In line with the Company’s expectations, underperformance in commercial U.S. in-store execution, more than offset strength across the Skin Health and Beauty outside the U.S.

Essential Health:
•Organic growth of 4.9% was comprised of 6.8% value realization, partially offset by (1.9)% volume. Strength in Essential Health was led by global growth in Oral Care as continued momentum in healthcare professional endorsements and innovation fueled growth.

Total Segment Net Sales and Adjusted Operating Income
Segment Net sales and Adjusted operating income for the periods presented were as follows:

	Net Sales
	Fiscal Three Months Ended
(Unaudited; Dollars in Millions)	March 31, 2024	April 2, 2023
Self Care	$1,698	$1,640
Skin Health and Beauty	1,054	1,111
Essential Health	1,142	1,101
Total segment net sales	$3,894	$3,852

	Adjusted Operating Income
	Fiscal Three Months Ended
(Unaudited; Dollars in Millions)	March 31, 2024	April 2, 2023
Self Care Adjusted operating income	$606	$582
Skin Health and Beauty Adjusted operating income	149	150
Essential Health Adjusted operating income	256	210
Total	$1,011	$942
Depreciation	(75)	(71)
General corporate/unallocated expenses	(87)	(69)
Other operating (expense) income, net	(78)	17
Other—impact of Deferred Markets(1)	16	—
Fixed asset impairment	68	—
Adjusted operating income (non-GAAP)	$855	$819
Reconciliation to Income before taxes:
Amortization	74	81
Separation-related costs(2)	67	98
Restructuring and operating model optimization initiatives	50	—
Fixed asset impairment	68	—
Conversion of stock-based awards	22	—
Other—impact of Deferred Markets(1)	16	—
Founder Shares	8	—
Operating income	$550	$640
Other expense, net	28	30
Interest expense, net	95	1
Income before taxes	$427	$609
(1) Includes the provision for taxes and minority interest expense related to Deferred Markets recognized within Other operating expense (income), net, which are payable to Johnson & Johnson through interim agreements until these Deferred Markets can be transferred to the Company. Deferred Markets are local businesses in certain non-U.S. jurisdictions in which the transfer from Johnson & Johnson of certain assets and liabilities were deferred in order to ensure compliance with applicable law, to obtain necessary governmental approvals and other consents, and for other business reasons.
(2) Costs incurred in connection with our establishment as a standalone public company are defined as “Separation-related costs.”

The following tables present reconciliations of GAAP to Non-GAAP for the periods presented:

	Fiscal Three Months Ended March 31, 2024
(Unaudited; Dollars in Millions)	As Reported		Adjustments	Reference		As Adjusted
Net sales	$3,894		—			$3,894

Gross profit	$2,242		103	(a)		$2,345
Gross profit margin	57.6%					60.2%

Operating income	$550		305	(a)-(c)		$855
Operating income margin	14.1%					22.0%

Net Income	$296		251	(a)-(e)		$547
Net income margin	7.6%					14.0%
Interest expense, net	$95
Provision for taxes	$131
Depreciation and amortization	$149
EBITDA (non-GAAP)	$671		262	(b)-(d), (f)		$933
EBITDA margin	17.2%					24.0%

Detail of Adjustments
	Cost of sales	SG&A/Restructuring expenses	Other operating expense (income), net	Other expense, net	Provision for taxes	Total
Amortization	$74	$—	$—	$—	$—	$74
Restructuring and operating model optimization initiatives	6	44	—	—	—	50
Separation-related costs (including conversion of stock-based awards and Founder Shares)	23	74	—	—	—	97
Fixed asset impairment	—	—	68	—	—	68
Impact of Deferred Markets—minority interest expense	—	—	7	—	—	7
Impact of Deferred Markets—provision for taxes	—	—	9	—	(9)	—
Losses on investments	—	—	—	31	—	31
Tax impact on special item adjustments	—	—	—	—	(76)	(76)
Total	$103	$118	$84	$31	$(85)	$251
	(a)	(b)	(c)	(d)	(e)
Cost of sales less amortization	$29
	(f)

	Fiscal Three Months Ended April 2, 2023
(Unaudited; Dollars in Millions)	As Reported		Adjustments	Reference		As Adjusted
Net sales	$3,852		—			$3,852

Gross profit	$2,125		81	(a)		$2,206
Gross profit margin	55.2%					57.3%

Operating income	$640		179	(a)-(c)		$819
Operating income margin	16.6%					21.3%

Net Income	$469		164	(a)-(e)		$633
Net income margin	12.2%					16.4%
Interest expense, net	$1
Provision for taxes	$140
Depreciation and amortization	$152
EBITDA (non-GAAP)	$762		105	(b)-(d)		$867
EBITDA margin	19.8%					22.5%

Detail of Adjustments
	Cost of sales	SG&A/Restructuring expenses	Other operating expense (income), net	Other expense, net	Provision for taxes	Total
Amortization	$81	$—	$—	$—	$—	$81
Separation-related costs	—	98	—	—	—	98
Losses on investments	—	—	—	7	—	7
Tax impact on special item adjustments	—	—	—	—	(22)	(22)
Total	$81	$98	$—	$7	$(22)	$164
	(a)	(b)	(c)	(d)	(e)

The following tables present reconciliations of the Effective tax rate, as reported, to Adjusted effective tax rate for the periods presented:

	Fiscal Three Months Ended
(Unaudited)	March 31, 2024	April 2, 2023
Effective tax rate	30.7%	23.0%
Adjustments:
Tax-effect on special item adjustments	(3.1)	1.1
Removal of tax benefits from carve out methodology	—	5.4
Taxes related to Deferred Markets	0.7	—
Valuation allowance on foreign tax credits due to interest expense	—	(9.1)
Adjusted Effective tax rate (non-GAAP)	28.3%	20.4%

The following table presents a reconciliation of Effective tax rate, as forecasted on a U.S. GAAP basis, to forecasted Adjusted effective tax rate for fiscal year 2024:

Fiscal Year 2024
(Unaudited)	Forecast
Effective tax rate	26.5% - 27.5%
Adjustments:
Tax-effect on special item adjustments	(1.7)
Taxes related to Deferred Markets	0.7
Adjusted Effective tax rate (non-GAAP)	25.5% - 26.5%

The following table presents a reconciliation of Diluted earnings per share, as reported, to Adjusted diluted earnings per share for the periods presented:

	Fiscal Three Months Ended
(Unaudited)	March 31, 2024	April 2, 2023
Diluted earnings per share	$0.15	$0.27
Adjustments:
Separation-related costs	0.03	0.06
Restructuring and operating model optimization initiatives	0.03	—
Fixed asset impairment	0.04	—
Amortization	0.04	0.05
Losses on investments	0.02	—
Tax impact on special item adjustments	(0.04)	(0.01)
Other	0.01	—
Adjusted diluted earnings per share (non-GAAP)	$0.28	$0.37

The following table presents a reconciliation of Net cash flows from operating activities, as reported, and Purchases of property, plant, and equipment, as reported, to Free cash flow for the periods presented:

	Fiscal Three Months Ended
(Unaudited; Dollars in Billions)	March 31, 2024	April 2, 2023
Net cash flows from operating activities	$0.3	$0.8
Purchases of property, plant, and equipment	(0.2)	(0.1)
Free cash flow (non-GAAP)	$0.1	$0.7

Other Supplemental Financial Information
The following table presents the Company’s Net sales by Geographic Region for the periods presented:

	Fiscal Three Months Ended
(Unaudited; Dollars in Millions)	March 31, 2024	April 2, 2023
Net sales by geographic region
North America	$1,873	$1,941
Europe, Middle East and Africa	905	838
Asia Pacific	766	768
Latin America	350	305
Total Net sales by geographic region	$3,894	$3,852

The following table presents the Company’s Research and development expenses for the periods presented. Research and development expenses are included within Selling, general, and administrative expenses.

	Fiscal Three Months Ended
(Unaudited; Dollars in Millions)	March 31, 2024	April 2, 2023
Research & Development	$100	$89

The following table presents the Company’s Cash and cash equivalents, Total debt and Net debt balance as of the periods presented:

(Unaudited; Dollars in Billions)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$1.2	$1.4
Total debt	(8.6)	(8.3)
Net debt	$(7.4)	$(6.9)